Exhibit 99.1

PRESS RELEASE

CONTACT CHRIS HEADLY

(540) 349-0218

chris.headly@tfb.bank

FAUQUIER BANKSHARES, INC. ANNOUNCES Third QUARTER 2018 RESULTS

•

Net income decreased 20.61% to $1.3 million for the third quarter compared with the prior quarter and increased 2.81% from the third quarter of 2017.  Net income increased 50.12% to $4.6 million for the nine months ended September 30, 2018 from $3.0 million for the nine months ended September 30, 2017;

•	Net loans increased $22.2 million or 4.39% for the third quarter compared with the prior quarter and increased $42.5 million or 8.76% when compared with the third quarter of 2017;
•

Net interest margin decreased to 3.81% for the third quarter compared with 3.88% and 3.75% for the prior quarter and third quarter of 2017, respectively, and increased from 3.62% for the nine months ended September 30, 2017 to 3.81% for the nine months ended September 30, 2018;

•

Return on average assets (“ROA”) of 0.79% for the third quarter compared with 1.02% and 0.80% for the prior quarter and third quarter of 2017, respectively.   ROA was 0.93% for the nine months ended September 30, 2018 compared with 0.65% for the nine months ended September 30, 2017;

•

Return on average equity (“ROE”) of 8.96% for the third quarter compared with 11.66% and 8.96% for the prior quarter and third quarter of 2017, respectively.  ROE was 10.66% for the nine months ended September 30, 2018 compared with 7.27% for the nine months ended September 30, 2017;

•

Noninterest expense as a percentage of total assets decreased to 0.82% for the third quarter compared with 0.86% for the prior quarter and increased when compared with 0.79% for the third quarter of 2017.  For the nine months ended September 30, 2018 and 2017, noninterest expense as a percentage of total assets was 2.47% and 2.46%, respectively; and

•	Regulatory capital remains strong with ratios exceeding the well capitalized thresholds in all categories.

WARRENTON, VA., October 22, 2018 - Fauquier Bankshares, Inc. (the Company) (NASDAQ: FBSS), parent company of The Fauquier Bank, reported net income of $1.3 million, or $0.35 per diluted share for the quarter ended September 30, 2018, compared with $1.7 million, or $0.44 per diluted share for the prior quarter and $1.3 million or $0.34 per diluted share for the third quarter of 2017.  For the nine months ended September 30, 2018, net income was $4.6 million, or $1.21 per diluted share compared with $3.0 million, or $0.81 per diluted share for the nine months ended September 30, 2017.

For the quarter ended September 30, 2018, the Company’s return on average equity (ROE) and return on average assets (ROA) were 8.96% and 0.79%, respectively, compared with 11.66% and 1.02% for the prior quarter, respectively, and 8.96% and 0.80%, for the third quarter of 2017, respectively.  For the nine months ended September 30, 2018, ROE and ROA were 10.66% and 0.93%, respectively, compared with 7.27% and 0.65%, respectively, for the nine months ended September 30, 2017.

Marc Bogan, President and CEO said, “While financial performance in the third quarter of 2018 was good, it was slightly below the previous two quarters based on one-time events in each of those quarters.  Loan growth was strong during the quarter, which we expect will contribute to future earnings, however, deposit growth was a challenge due to rising interest rates, competitive markets, and deposit alternatives.  As we look to the fourth quarter, we will continue to focus on achieving our strategic goals and objectives for the year.”

Total assets were $670.0 million on September 30, 2018 compared with $651.5 million for the prior quarter and $631.7 million on September 30, 2017.  Net loans increased $22.2 million to $527.8 million on September 30, 2018 compared with the prior quarter and increased $42.5 million compared with September 30, 2017.  Total deposits were $566.2 million on September 30, 2018 compared with $565.8 million for the prior quarter and $556.2 million on September 30, 2017.  Low cost transaction deposits (demand and interest checking accounts) were $345.9 million on September 30, 2018 compared with $345.1 million for the prior quarter and $348.0 million on September 30, 2017.

Net interest margin was 3.81% for the third quarter of 2018 compared with 3.88% for the prior quarter, and 3.75% for the third quarter of 2017.  Net interest income was $5.8 million for the third quarter of 2018 compared with $5.9 million for the prior quarter and $5.5 million for the third quarter of 2017.  The decline in net interest income and margin from the prior quarter was due primarily to the payoff of a nonaccrual loan in the prior quarter that resulted in the recovery of interest income.  Net interest margin for the nine months ended September 30, 2018 and 2017 was 3.81% and 3.62%, respectively.

The Company’s allowance for loan loss methodology determines the level of loan provision at the end of each quarter.  Based on loan portfolio growth, net charge-off history, asset quality indicators, impaired loans and other qualitative factors, the provision for loan losses increased to $195,000 for the third quarter compared with $12,000 for the prior quarter and $110,000 for the third quarter of 2017.  This resulted in the allowance for loan losses of $5.2 million or 0.98% of total loans on September 30, 2018 compared with $5.0 million or 0.98% of total loans for the prior quarter and $4.4 million or 0.90% of total loans on September 30, 2017.

Nonperforming assets were $9.0 million on September 30, 2018, compared with $9.1 million for the prior quarter and $10.8 million on September 30, 2017.  Included in nonperforming assets for the quarter were $7.6 million of nonperforming loans and $1.4 million of other real estate owned.  Net loan recoveries were $41,000 for the third quarter of 2018 compared with net loan charge-offs of $434,000 for the prior quarter and net loan recoveries of $39,000 for the third quarter of 2017.

Noninterest income was $1.3 million in the third quarter of 2018, compared with $1.6 million for the prior quarter and $1.3 million for the third quarter of 2017.  Noninterest income for the nine months ended September 30, 2018 and 2017 was $4.8 million and $4.1 million, respectively.  The decline in noninterest income for the quarter compared to the prior quarter was due to the call of a pooled trust preferred security which resulted in a gain of $303,000 for the second quarter of 2018.

Noninterest expense for the third quarter of 2018 was $5.5 million compared with $5.6 million for the prior quarter and $5.0 million for the third quarter of 2017. Noninterest expense for the nine months ended September 30, 2018 and 2017 was $16.5 million and $15.6 million, respectively.  The increase in noninterest expense was the result of increases in incentives and commissions in 2018 and the reduction of performance based stock expense in the third quarter of 2017.

Shareholders’ equity was $58.3 million on September 30, 2018 compared with $57.7 million for the prior quarter and $57.2 million on September 30, 2017.  Book value per common share was $15.44 on September 30, 2018 compared with $15.29 for the prior quarter and $15.20 on September 30, 2017.

The Company’s management team continues to focus on the execution of its strategic objectives developed to manage growth, increase profitability and enhance shareholder value by:

•	Growing the balance sheet by taking advantage of existing and new opportunities;
•	Reducing expenses and improving profitability through process efficiencies;
•	Developing a high performance mentality by benchmarking to key metrics in comparison to our peers;
•	Investing in our employees through program development and initiatives;
•	Caring for our customers and providing an environment and resources for building relationships; and
•	Rewarding our shareholders.

Fauquier Bankshares, through its operating subsidiary, The Fauquier Bank, is an independent community bank offering a full range of financial services, including internet banking, mobile banking with mobile deposit, commercial, retail, insurance, wealth management, and financial planning services through eleven banking offices throughout Fauquier and Prince William counties in Virginia. Additional information is available at www.tfb.bank or by calling Investor Relations at (800) 638-3798.

This press release may contain “forward-looking statements” as defined by federal securities laws. These statements address issues that involve risks, uncertainties, estimates and assumptions made by management, and actual results could differ materially from the results contemplated by these forward-looking statements.  Factors that could have a material adverse effect on our operations and future prospects include, but are not limited to, changes in: interest rates and the shape of the interest rate yield curve, general economic conditions, legislative/regulatory policies, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury, the FDIC and the Board of Governors of the Federal Reserve System, the quality or composition of the loan and/or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in our market area, our plans to expand our branch network and increase our market share, and accounting principles, policies and guidelines. Readers should consider these risks and uncertainties in evaluating our forward-looking statements and should not place undue reliance on such statements. We undertake no obligation to update these statements following the date of this news release.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except per share data)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
EARNINGS STATEMENT DATA:
Interest income	$6,694	$6,540	$6,370	$6,191	$6,001
Interest expense	853	686	652	556	515
Net interest income	5,841	5,854	5,718	5,635	5,486
Provision for loan losses	195	12	300	125	110
Net interest income after provision for loan losses	5,646	5,842	5,418	5,510	5,376
Noninterest income	1,324	1,624	1,863	1,380	1,290
Noninterest expense	5,484	5,574	5,481	5,288	4,998
Income before income taxes	1,486	1,892	1,800	1,602	1,668
Income taxes	169	233	214	2,145	387
Net income (loss)	$1,317	$1,659	$1,586	$(543)	$1,281

PER SHARE DATA:
Net income (loss) per share, basic	$0.35	$0.44	$0.42	$(0.14)	$0.34
Net income (loss) per share, diluted	$0.35	$0.44	$0.42	$(0.14)	$0.34
Cash dividends	$0.12	$0.12	$0.12	$0.12	$0.12
Weighted average shares outstanding, basic	3,773,836	3,773,739	3,768,197	3,762,677	3,765,359
Weighted average shares outstanding, diluted	3,780,547	3,783,159	3,777,114	3,772,700	3,773,813
Book value	$15.44	$15.29	$15.01	$14.92	$15.20
BALANCE SHEET DATA:
Total assets	$669,977	$651,529	$682,120	$644,613	$631,717
Loans, net	$527,802	$505,623	$497,691	$497,705	$485,326
Securities, including restricted investments	$75,124	$75,018	$72,520	$73,699	$68,682
Deposits	$566,231	$565,835	$577,241	$570,023	$556,209
Transaction accounts (demand & interest checking accounts)	$345,862	$345,063	$351,485	$361,246	$348,005
Shareholders' equity	$58,277	$57,698	$56,666	$56,142	$57,185
PERFORMANCE RATIOS:
Net interest margin (1)	3.81%	3.88%	3.74%	3.75%	3.75%
Return (loss) on average assets	0.79%	1.02%	0.97%	(0.33)%	0.80%
Return (loss) on average equity	8.96%	11.66%	11.44%	(3.77)%	8.96%
Efficiency ratio (2)	76.02%	77.16%	77.24%	74.35%	72.62%
Yield on earning assets	4.37%	4.33%	4.16%	4.12%	4.09%
Cost of interest bearing liabilities	0.71%	0.58%	0.54%	0.47%	0.45%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.
(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.

FAUQUIER BANKSHARES, INC.

Selected Financial Data By Quarter

	At or For the Quarter Ended,
(Dollars in thousands, except for ratios)	September 30, 2018	June 30, 2018	March 31, 2018	December 31, 2017	September 30, 2017
ASSET QUALITY RATIOS:
Nonaccrual loans	$2,381	$2,661	$3,688	$3,180	$2,431
Restructured loans still accruing	3,402	3,442	3,744	4,182	4,361
Student loans greater than 90 days past due and accruing	1,400	1,176	1,330	1,616	2,129
Loans greater than 90 days past due and accruing	441	489	772	49	565
Total nonperforming loans	7,624	7,768	9,534	9,027	9,486
Other real estate owned, net	1,356	1,356	1,356	1,356	1,356
Total nonperforming assets	$8,980	$9,124	$10,890	$10,383	$10,842

Allowance for loan losses	$5,214	$4,978	$5,400	$5,094	$4,428
Allowance for loan losses to total loans	0.98%	0.98%	1.07%	1.01%	0.90%
Nonaccrual loans to total loans	0.45%	0.52%	0.73%	0.63%	0.50%
Allowance for loan losses to nonperforming loans	68.39%	64.08%	56.64%	56.43%	46.68%
Nonperforming loans to total loans	1.43%	1.52%	1.90%	1.80%	1.94%
Nonperforming assets to total assets	1.34%	1.40%	1.60%	1.61%	1.72%
Net loan charge-offs (recoveries)	$(41)	$434	$(7)	$(541)	$(39)
Net loan charge-offs (recoveries) to average loans	(0.01)%	0.09%	—	(0.11)%	(0.01)%

FAUQUIER BANKSHARES, INC.

Selected Financial Data

(Dollars in thousands, except per share data)	For the Nine Months Ended,
	September 30, 2018	September 30, 2017
EARNINGS STATEMENT DATA:
Interest income	$19,604	$17,129
Interest expense	2,191	1,493
Net interest income	17,413	15,636
Provision for loan losses	507	395
Net interest income after provision for loan losses	16,906	15,241
Noninterest income	4,811	4,095
Noninterest expense	16,539	15,563
Income before income taxes	5,178	3,773
Income taxes	616	734
Net income	$4,562	$3,039

PER SHARE DATA:
Net income per share, basic	$1.21	$0.81
Net income per share, diluted	$1.21	$0.81
Cash dividends	$0.36	$0.36
Weighted average shares outstanding, basic	3,771,945	3,765,368
Weighted average shares outstanding, diluted	3,779,388	3,773,688

PERFORMANCE RATIOS:
Net interest margin (1)	3.81%	3.62%
Return on average assets	0.93%	0.65%
Return on average equity	10.66%	7.27%
Efficiency ratio (2)	76.80%	77.67%

Net loan charge-offs	$386	$492
Net loan charge-offs to average loans	0.08%	0.11%

(1)	Net interest margin is calculated as fully taxable equivalent net interest income divided by average earning assets and represents the Company's net yield on its earning assets.

(2)	Efficiency ratio is computed by dividing noninterest expense by the sum of fully taxable equivalent net interest income and noninterest income, net of securities gains or losses.